Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

XBP Europe Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee
Fees to Be Paid	Equity	Primary Offering - Common stock, par value $0.0001 per share	457(g)	6,635,000	$11.50	(2)	$76,302,500.00	$147.60 per $1,000,000		$11,262.25
Fees to Be Paid	Equity	Secondary Offering - Common stock, par value $0.0001 per share	457(c)	27,775,355	$7.045	(3)	$171,373,940.35	$147.60 per $1,000,000		$25,294.79
Fees to Be Paid	Equity	Secondary Offering - Redeemable warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50	457(g)	385,000	—		—	—	(4)	—	(4)
	Total Offering Amounts						$247,676,440.35			$36,557.04
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$36,557.04

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of common stock of the registrant that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of registrant’s common stock, as applicable.
(2)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants ($11.50).
(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and the low prices as reported on The Nasdaq Global Market on December 20, 2023.
(4)	The resale of the Private Placement Warrants, the Forward Purchase Warrants and the shares of Common Stock of the registrant issuable upon exercise of the Private Placement Warrants and the Forward Purchase Warrants are being simultaneously registered hereunder. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Private Placement Warrants and Forward Purchase Warrants has been allocated to the shares of Common Stock underlying such Private Placement Warrants and Forward Purchase Warrants and those shares of Common Stock are included in the registration fee as calculated herein.